Exhibit 4.1

CERTIFICATE OF DESIGNATIONS

of

8% SERIES A REDEEMABLE PREFERRED STOCK

of

ASCENT ENERGY INC.

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

        Ascent Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolution was duly adopted by the board of directors of the Company (the "Board of Directors") by unanimous written consent dated _______, 2001, pursuant to Section 151(g) of the Delaware General Corporation Law:

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

        Section 1.     Designation and Amount.     The shares of this series of Preferred Stock shall be designated as "8% Series A Redeemable Preferred Stock" (the "Series A Redeemable Preferred Stock") and the number of shares constituting the Series A Redeemable Preferred Stock shall be 21,100. Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, no decrease shall reduce the number of shares of Series A Redeemable Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants for, or upon the conversion or exchange of, any outstanding securities issued by the Company convertible or exchangeable into, Series A Redeemable Preferred Stock.

        Section 2.     Ranking.     The Series A Redeemable Preferred Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Company: (a) on a parity with the Company's Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Convertible Preferred Stock"), (b) senior to or on a parity with all other classes and series of the Company's preferred stock, and (c) senior to the Company's common stock, par value $0.001 per share ("Common Stock").

        Section 3.     Liquidation.     Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company (in connection with the bankruptcy or insolvency of the Company or otherwise), out of the assets available for distribution to shareholders, the holders of Series A Redeemable Preferred Stock shall be entitled to receive, in preference to any payment or distribution to the holders of Common Stock or any other stock of the Company ranking junior to the Series A Redeemable Preferred Stock, as to dividends, liquidation, dissolution or winding up, $1,000 per share (the "Preferred Liquidation Value") plus an amount equal to all Preferred Dividends (as defined in Section 4 below) (whether or not earned or declared) accrued and unpaid on each such share up to and including the date of final distribution to such holders. After the Preferred Liquidation Value and all accrued and unpaid Preferred Dividends have been paid on the Series A Redeemable Preferred Stock, the remaining assets shall be paid to the holders of Common Stock and other junior classes of stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the Series A Redeemable Preferred Stock the full amount of their preference set forth above and the holders of any other series of capital stock of the Company ranking on a parity with the Series A Redeemable Preferred Stock the liquidating payments to which they are entitled, then the remaining net assets of the Company shall be divided among and paid to the holders of the shares of Series A Redeemable Preferred Stock and any such other capital stock of the Company ranking on a parity with the Series A Redeemable Preferred Stock ratably per share in proportion to the full per share amounts to which they would be entitled if all amounts payable thereon were paid in full, and the holders of Common Stock and other junior classes of stock will receive nothing. Neither a merger or consolidation of the Company with or into any other corporation or entity nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up within the meaning of this provision.

        Section 4.     Dividends.     The Series A Redeemable Preferred Stock is entitled to receive, out of legally available funds, preferential cumulative dividends from the issuance date thereof at the annual rate of eight percent (8%) of the Preferred Liquidation Value per share ("Preferred Dividends"). All Preferred Dividends, if declared by the Board of Directors, shall be payable quarterly and promptly after the tenth business day of each January, April, July and October of each year (each, a "Dividend Payment Date"), commencing on July 10, 2001, to holders of record on the record date, which the Board of Directors shall fix not more than sixty (60) days or less than ten (10) days preceding a Dividend Payment Date. As provided below in Section 7(d), Preferred Dividends shall cease to accrue on shares of Series A Redeemable Preferred Stock on the date of their redemption. No dividend shall be declared on any other series or class or classes of stock to which the Series A Redeemable Preferred Stock ranks prior as to dividends or liquidation, in respect of any period, nor shall any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series A Redeemable Preferred Stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. No dividend shall be declared on any other series or class or classes of stock ranking on a parity with the Series A Redeemable Preferred Stock, as to dividends, in respect of any quarterly period, nor shall any shares of any such series or class be redeemed or purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series A Redeemable Preferred Stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. Preferred Dividends shall also be payable upon any Redemption Date (as defined in Section 7(c) below) and upon the final distribution date relating to the dissolution, liquidation or winding up of the Company. Preferred Dividends shall begin to accrue on outstanding shares of Series A Redeemable Preferred Stock and to accumulate from the issuance date of such shares whether or not earned or declared, but Preferred Dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. Preferred Dividends shall accrue whether or not there shall be (at the time any such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. Accumulations of dividends on shares of Series A Redeemable Preferred Stock shall not bear interest.

        Section 5.     Conversion Rights.     The Series A Redeemable Preferred Stock is not convertible into or exchangeable for any securities or other property of the Company.

        Section 6.     Voting Rights.

                    (a)     Except as set forth below or as otherwise provided by Delaware law, holders of shares of Series A Redeemable Preferred Stock shall not be entitled to vote such shares; provided, that in all cases where the holders of shares of Series A Redeemable Preferred Stock have the right to vote such shares, such holders shall be entitled to one vote for each such share held by them.

                    (b)     Without the affirmative vote of the holders of not less than a majority of the shares of Series A Redeemable Preferred Stock outstanding, voting together as a single class, the Company shall not amend or waive any of the provisions of the Certificate of Incorporation or this Certificate of Designations, which would materially and adversely affect any right, preference or privilege of the Series A Redeemable Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the creation and/or issuance of other series of Preferred Stock, in each case ranking on a parity with or junior to the Series A Redeemable Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences or privileges and shall not require the consent of the holders of the then outstanding Series A Redeemable Preferred Stock; and provided further, that the authorization and/or issuance of additional shares of Series A Redeemable Preferred Stock and/or the creation and/or issuance of other series or classes of preferred stock ranking prior to the Series A Redeemable Preferred Stock shall be deemed to materially and adversely affect such rights, preferences and privileges.

        Section 7.     Redemption.

                    (a)     On the fifth anniversary of the date that the Series A Redeemable Preferred Stock was issued (the "Mandatory Redemption Date"), the Company shall redeem from any source of funds legally available therefore, in the manner provided herein, all of the shares of Series A Redeemable Preferred Stock then outstanding, at a cash price per share equal to 100% of the Preferred Liquidation Value plus an amount equal to all Preferred Dividends (whether or not earned or declared) accrued and unpaid on each such share up to and including the date fixed for redemption (the "Redemption Price"), in immediately available funds. Any such redemption shall be conducted in accordance with Section 7(c) below.

                    (b)     The Company shall have the right, at any time and from time to time, on and after the date of issuance, and at its sole option and election, to redeem the shares of Series A Redeemable Preferred Stock, in whole or in part, at the Redemption Price. Any such redemption shall be conducted in accordance with Section 7(c). If less than all the outstanding shares of Series A Redeemable Preferred Stock are to be redeemed, the number of shares of Series A Redeemable Preferred Stock to be redeemed shall be as determined by the Board of Directors. Any such partial redemption shall be effected on a pro rata basis.

                    (c)     The Company shall provide each holder of Series A Redeemable Preferred Stock with a written notice of redemption (addressed to the holder at its address as it appears on the stock transfer books of the Company), not earlier than sixty (60) nor later than twenty (20) days before the date fixed for redemption. The notice of redemption shall specify (i) the date fixed for redemption (the "Redemption Date"); (ii) whether all or less than all of the outstanding shares of Series A Redeemable Preferred Stock are to be redeemed and the total number of shares of the Series A Redeemable Preferred Stock to be redeemed; (iii) the amount of the Redemption Price; (iv) whether the redemption is an optional redemption or a mandatory redemption; and (v) that the holder's are to surrender to the Company, at the place or places the holders of Series A Redeemable Preferred Stock may obtain payment of the Redemption Price, their certificates in the manner designated. If funds are available on the date fixed for redemption, then whether or not shares are surrendered for payment of the Redemption Price, the shares of Series A Redeemable Preferred Stock shall no longer be outstanding and the holders thereof shall cease to be Series A Redeemable Preferred Stock holders of the Company with respect to the shares redeemed on and after the date fixed for redemption and shall be entitled to receive the Redemption Price, without interest, upon the surrender of the share certificate. On or before the applicable Redemption Date, each holder of shares of Series A Redeemable Preferred Stock to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice and there upon the Redemption Price for such shares shall be payable in cash to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares of Series A Redeemable Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Redeemable Preferred Stock shall be issued forthwith. Failure to mail the notice described in the first sentence of this Section 7(c), or any defect therein or in the mailing thereof, to any particular holder shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed from any other holder. In order to facilitate the redemption of shares of Series A Redeemable Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series A Redeemable Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Series A Redeemable Preferred Stock to be closed, not more than sixty (60) days or less than twenty (20) days prior to the applicable Redemption Date.

                    (d)     Notice of redemption having been given as provided in Section 7(c) above, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, unless the Company defaults in the payment in full of the applicable redemption price, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Series A Redeemable Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor.

                    (e)     The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series A Redeemable Preferred Stock.

        Section 8.     Change of Control Redemption.

                    (a)     Upon the occurrence of a Change of Control (as defined below) each holder of Series A Redeemable Preferred Stock shall have the right to require the Company to redeem such Series A Redeemable Preferred Stock, in cash at a price per share equal to 101% of the Preferred Liquidation Value plus an amount equal to all Preferred Dividends (whether or not earned or declared) accrued and unpaid on each such share up to and including the date fixed for redemption. Any such redemption shall be conducted in accordance with Section 7(c). For purposes of this Section 8, "Change of Control" means the occurrence of any of the following events:

        (i)     any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any stockholder that owns individually, or with its affiliates, in excess of 25% of the voting power of all classes of voting stock of the Company on the initial date of issuance of the Series A Preferred Stock, becomes the "beneficial owner" (as defined in Rules 13d-3 under the Exchange Act, except that a person or entity shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the voting power of all classes of voting stock of the Company;

        (ii)     the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than a subsidiary or other affiliate of the Company;

        (iii)     the consummation of any consolidation or merger of the Company with or into another entity with the effect that the stockholders of the Company as of the date of issuance of the Series A Redeemable Preferred Stock hold less than 51% of the combined voting power of the outstanding voting securities of the surviving entity of such merger or the entity resulting from such consolidation ordinarily having the right to vote in the election of directors immediately after such merger or consolidation;

        (iv)     during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

        (v)     the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

                    (b)     The Company shall provide each holder of Series A Redeemable Preferred Stock with a written notice of the occurrence of a Change of Control (addressed to the holder at its address as it appears on the stock transfer books of the Company), not earlier than sixty (60) nor later than twenty (20) days before the date of such occurrence. Such notice shall specify the date for redemption payments to be made, which shall be a date not later than the date of the occurrence of the Change of Control.

        Section 9.     Failure to Redeem.     If the Company is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series A Redeemable Preferred Stock pursuant to Section 7(a) or 8(a) (each, a "Mandatory Redemption Obligation"), such Mandatory Redemption Obligation shall be discharged as soon as the Company is able to discharge such Mandatory Redemption Obligation. The shares of Series A Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If and so long as any Mandatory Redemption Obligation with respect to the Series A Redeemable Preferred Stock shall not be fully discharged, the Company shall not declare or make any dividend or other distribution or, directly or indirectly, redeem, purchase, or otherwise acquire for any consideration any other series or class or classes of stock to which the Series A Redeemable Preferred Stock ranks equal or prior as to dividends or liquidation or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any such securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series A Redeemable Preferred Stock).

        Section 10.     Reacquired Shares.     Any shares of Series A Redeemable Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under Delaware law.

        Section 11.     Preemptive Rights.     The Series A Redeemable Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company.

        Section 12.     Severability of Provisions.     Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

        Section 13.     Replacement.     Upon receipt of evidence satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Redeemable Preferred Stock, and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Redeemable Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Redeemable Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the Series A Redeemable Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate.

        Section 14.     Successors and Transferees.     The provisions applicable to shares of Series A Redeemable Preferred Stock shall bind and inure to the benefit of and be enforceable by the Company, the respective successors to the Company, and by any record holder of shares of Series A Redeemable Preferred Stock.

        IN WITNESS WHEREOF, Ascent Energy Inc. has caused this Certificate of Designations to be signed by the undersigned on this __ day of __________, 2001.

ASCENT ENERGY INC. By:___________________________ Jeffrey Clarke President